CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 52 to the registration statement on Form N-1A (the Registration Statement) of our report dated February 9, 2001, relating to the financial statements and financial highlights appearing in the 2000 Annual Report to Shareholders of Vanguard Wellesley Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers--Independent Accountants" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
Philadelphia, PA



March 30, 2001